Exhibit 99.1

Tenet and USPI Complete Transaction to Acquire SCD

DALLAS – Dec. 22, 2021 – Tenet Healthcare Corporation (NYSE: THC) and its subsidiary United Surgical Partners International (USPI) today completed their previously announced transaction to acquire SurgCenter Development (SCD). In connection with the closing of the transaction, Tenet/USPI acquired SCD’s ownership interests in 86 ambulatory surgery centers (ASCs) and other related ambulatory support services for approximately $1.1 billion.

Additionally, USPI is offering to acquire a portion of equity interests in the ASCs from physician owners for incremental consideration of approximately $250 million. As previously announced, this is an ongoing process that is expected to continue over the coming months. Assuming successful completion of the acquisition of physician interests, Tenet will consolidate in its financial statements the results of the centers in which USPI holds a majority ownership position.

The Company still anticipates a phased consolidation of various centers with an estimated fully ramped Adjusted EBITDA of approximately $275 million by years three to four, consistent with Tenet’s previous disclosures on the transaction.

Also as previously announced, USPI and SCD’s principals have entered into a partnership and development agreement under which USPI will have the exclusive option to partner with SCD on the future development of a minimum target of at least 50 de novo centers over a period of five years.

Goldman Sachs & Co LLC acted as financial advisor to Tenet, and Willkie Farr & Gallagher LLP served as legal counsel.

Cautionary Statement

This press release includes “forward-looking statements.” These statements relate to future events, including, but not limited to, statements regarding our liquidity, operating results, future earnings, financial position, operational and strategic initiatives, and developments in legislation, regulation, and the healthcare industry more generally. These forward-looking statements represent management’s expectations, based on currently available information, as to the outcome and timing of future events, but, by their nature, address matters that are uncertain, particularly with regard to developments related to the COVID pandemic. Actual results, performance or achievements could differ materially from those expressed in any forward-looking statement.

Examples of uncertainties that may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements include, but are not limited to, developments related to COVID and the factors described under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2020, subsequent Form 10-Q filings and other filings with the Securities and Exchange Commission.

We assume no obligation to update any forward-looking statements or information subsequent to the dates such statements are made. Investors are cautioned not to place undue reliance on our forward-looking statements.

About Tenet Healthcare

Tenet Healthcare Corporation (NYSE: THC) is a diversified healthcare services company headquartered in Dallas. Through an expansive care network that includes United Surgical Partners International, we operate 60 hospitals and operate or have an ownership interest in approximately 550 other healthcare facilities, including surgical hospitals, ambulatory surgery centers, imaging centers and other care sites and clinics. We also operate Conifer Health Solutions, which provides revenue cycle management and value-based care services to hospitals, health systems, physician practices, employers and other clients. Across the Tenet enterprise, we are united by our mission to deliver quality, compassionate care in the communities we serve. For more information, please visit www.tenethealth.com.

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Investor Contact	Media Contact
Regina Nethery	Lesley Bogdanow
469-893-2387	469-893-2640
regina.nethery@tenethealth.com	mediarelations@tenethealth.com